Exhibit (a)(1)(I)

FORM OF CONFIRMATION OF PARTICIPATION IN THE OFFER TO EXCHANGE

Confirmation of Participation in the Offer to Exchange

The offer to eligible employees to exchange certain outstanding stock options that commenced on May 3, 2010 expired at midnight, U.S. Central Daylight Time, on May 28, 2010.

This message confirms that on June [  ], 2010, we accepted for exchange and canceled all of your eligible stock options that you tendered for exchange as indicated on your Election Form.

Upon the terms and conditions described in the Offer to Exchange and your Election Form, we granted new stock options to you in exchange for your canceled old stock options.

Shortly, you will receive an email from Fidelity Investments, our equity plan administrator, indicating that your new stock option grant has been loaded into their system and is available for acceptance. You will be required to formally accept your new stock option grant online at https://netbenefits.fidelity.com within six weeks of being granted the new stock options.

If you do not accept the grant within six weeks, you will forfeit all of your new stock options.

If you have any questions, please call Paul Wolfe, GVP-Human Resources, at (312) 894-4850 or send an email to tenderoffer@orbitz.com.